UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2020

RUTH’S HOSPITALITY GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-51485	72-1060618
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 W. Canton Avenue, Ste. 100 Winter Park, FL		32789
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 333-7440

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RUTH	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ruth’s Hospitality Group, Inc. (the “Company”) announced that, on July 9, 2020, the Board of Directors (the “Board”) entered into a Retirement, Transition and Release of Claims Agreement (the “Transition Agreement”) with Michael P. O’Donnell, the Company’s Executive Chair.  In connection with Mr. O’Donnell’s employment agreement dated as of June 4, 2018, Mr. O’Donnell is eligible to retire on August 10, 2020 and receive certain benefits in connection with his retirement.  The Board and Mr. O’Donnell have agreed that he will provide the Company with certain transition services, as outlined in the Transition Agreement.

Under the Transition Agreement, Mr. O’Donnell will retire from his position as Executive Chair on December 9, 2020 or such earlier date determined under the Transition Agreement (the “Retirement Date”) but will remain as a member of the Board until his current term expires at the 2021 Annual Meeting of Shareholders.  In the first quarter of 2021, the Nominating and Corporate Governance Committee of the Board will consider whether to recommend that the Board nominate Mr. O’Donnell to stand for election at the 2021 Annual Meeting of Shareholders, following the Company’s usual process for director nominations.  Mr. O’Donnell will remain Chair of the Board following his Retirement Date, subject to the usual process whereby the Nominating and Corporate Governance Committee evaluates the role of Chair and makes recommendations to the Board concerning this role.

Until the Retirement Date, Mr. O’Donnell will continue to receive an annual base salary of $500,000, which is currently reduced by 50% in connection with the Company’s COVID-19 cost-saving measures and will remain reduced until such time as the Company’s Chief Executive Officer and other executive officers have their regular base salary reinstated.  Mr. O’Donnell will continue to participate in the Company’s benefit plans and continue to receive an automobile allowance of $1,000 per month.  He will not be eligible to participate in the Company’s bonus plan or any other bonus program for the 2020 calendar year, nor shall he be eligible to receive any new equity grant during the transition period until the Retirement Date.  As a result of Mr. O’Donnell’s notice of retirement pursuant to the terms of his Employment Agreement, all restricted stock awards granted to Mr. O’Donnell during his tenure will become vested and free from forfeiture effective as of the effective date of the Transition Agreement.  For eighteen (18) months following the Retirement Date, Mr. O’Donnell may elect to continue receiving group health insurance under COBRA and the Company will continue to pay the share of health care premiums for such coverage to the same extent it was paying such premiums immediately prior to his retirement.  The Company will also continue paying the monthly automobile allowance for eighteen (18) months following the Retirement Date.

The Company issued a press release announcing the foregoing events, which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statement and Exhibits

(d)

Exhibit No.      Description

Exhibit 10.1	Retirement, Transition, and Release of Claims Agreement between the Company and Michael P. O’Donnell.

Exhibit 99.1	Press Release issued by Ruth’s Hospitality Group, Inc., dated July 9, 2020.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUTH’S HOSPITALITY GROUP, INC.

Date: July 9, 2020	By:	/s/ Alice G. Givens
Alice G. Givens
SVP – General Counsel, Chief Compliance Officer, and Secretary